EXHIBIT 3.8

Effective As of September 5, 2003

AMENDMENT NO. 6 TO SECOND AMENDED AND RESTATED BYLAWS OF

HEALTH CARE PROPERTY INVESTORS, INC.

The following sets forth a sixth amendment to the Second Amended and Restated Bylaws (the “Bylaws”) of Health Care Property Investors, Inc., a Maryland corporation, which amendment shall be effective as of September 5, 2003.

1. The last sentence of Article IV, Section 5 of the Bylaws shall be deleted in its entirety.

2. The first sentence of Article VII, Section 1 of the Bylaws shall be deleted in its entirety and replaced with the following:

“Certificates of stock, numbered, and with the seal of the Corporation affixed, signed by the Chairman, Chief Executive Officer (if the Board shall not have then appointed a President in which case the actions of the Chief Executive Officer shall, for purposes of Maryland law, be deemed those of the President), the President or a Vice President, and countersigned by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, shall be issued to each stockholder, certifying to the number of shares owned by him in the Corporation.”